December 2, 2014

Oppenheimer Global Multi-Alternatives Fund* (formerly Diversified Alternatives Fund)

The Fund’s portfolio managers, Mark Hamilton, Dokyoung Lee, CFA and Benjamin Rockmuller, CFA, are seeking additional flexibility in managing the Fund by restructuring the Fund from a fund of funds to a fund of sleeves, which would allow the managers to select individual securities to invest in directly, as opposed to selecting standalone investment strategies employed by underlying funds. Converting the Fund is expected to enhance the Fund’s ability to dynamically manage risk across various asset classes and strategies. The Fund’s investment strategy and primary investment objective is not expected to change upon the implementation of the new structure; rather, the Fund will have the flexibility to invest directly, or in sleeves, in the same securities that it is currently exposed to via its investments in underlying funds.

In connection with the proposed restructuring, the Fund’s advisory arrangements and fees are expected to change, and shareholders are being asked to approve an amended investment advisory agreement that reflects a change in the advisory fee paid by the Fund, as well as new sub-sub-advisory agreements pursuant to which new sub-sub-advisers will manage certain sleeves of the Fund. The Manager has orally agreed to limit, for at least one year, the Fund’s total annual fund operating expenses to the current levels, resulting in no net increase in such expenses to shareholders.

OppenheimerFunds has scheduled a shareholder meeting on March 4, 2015 for shareholders of record on November 21, 2014 to vote on the following proposals:

1.	To approve an Amended Investment Advisory Agreement for the Fund
2.	To approve a New Investment Sub-sub-advisory Agreement between OppenheimerFunds, Inc. and OFI SteelPath, Inc.
3.	To approve a New Investment Sub-sub-advisory Agreement between the Sub-Adviser and Cornerstone Real Estate Advisers LLC
4.	To approve Implementation of a Manager of Managers arrangement for the Fund.
5.	To Elect Board Member Nominees: The election of Arthur P. Steinmetz, Elizabeth Krentzman, and Daniel Vandivort as Trustees for the Fund

*Oppenheimer Global Multi-Alternatives Fund was formerly named “Oppenheimer Diversified Alternatives Fund” prior to November 28, 2014.

Shares of Oppenheimer funds are not deposits or obligations of any bank, are not guaranteed by any bank, are not insured by the FDIC or any other agency, and involve investment risks, including the possible loss of the principal amount invested.

Before investing in any of the Oppenheimer funds, investors should carefully consider a fund’s investment objectives, risks, charges and expenses. Fund prospectuses and summary prospectuses contain this and other information about the funds, and may be obtained by asking your financial advisor, visiting oppenheimerfunds.com or calling 1.800.CALL OPP (225.5677). Read prospectuses and summary prospectuses carefully before investing.

Oppenheimer funds are distributed by OppenheimerFunds Distributor, Inc.

225 Liberty Street, New York, NY 10281-1008

© 2014 OppenheimerFunds Distributor, Inc.  All rights reserved.

LL2055.001.1214

OppenheimerFunds, Inc.
225 Liberty Street
New York, NY10281-1008
Tel 800 225 5677

www.oppenheimerfunds.com

January 20, 2015

Dear Oppenheimer Global Multi-Alternatives Fund Shareholder:

We have scheduled a shareholder meeting on March 4, 2015, for you to decide upon some important proposals. Enclosed you will find a detailed proxy statement detailing the proposals, a ballot card and a postage-paid return envelope for voting by mail.

The funds’ Board of Trustees (each, a “Board Member” and collectively the “Board”) believes the matters being proposed for approval are in the best interests of the fund and its shareholders and recommends a vote “for” each proposal. Your enclosed ballot reflects fund shares registered to you on the record date of November 21, 2014, and that you are therefore entitled to vote. Regardless of the number of shares you own, it is important that your shares be represented and voted. We urge you to consider these issues carefully and make your vote count.

How do you vote?

To cast your vote, simply mark, sign and date the enclosed proxy ballot and return it in the postage-paid envelope today. You may also vote by telephone or Internet by following the instructions on the proxy ballot. Using a touch-tone telephone or the Internet to cast your vote saves you time and helps reduce the Fund’s expenses. If you vote by phone or Internet, you do not need to mail the proxy ballot. In the absence of sufficient votes to approve the proposals, the meeting will be adjourned until such time that quorum may be reached.

What are the Proposals?

•	To approve an amended investment advisory agreement for the Fund
•	To approve a new investment sub-sub-advisory agreement between OppenheimerFunds, Inc. and OFI SteelPath, Inc.
•	To approve a new investment sub-sub-advisory agreement between OppenheimerFunds, Inc. and Cornerstone Real Estate Advisers LLC
•	To approve the implementation of a manager of managers arrangement with respect to the Fund
•	To approve the election of each of Elizabeth Krentzman, Arthur P. Steinmetz, and Daniel Vandivort as Trustee for the Fund

Please read the enclosed proxy statement for complete details on the proposals. Of course, if you have any questions, please contact your financial advisor, or call us at 866-796-7172. As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.

Best Regards,

Art Steinmetz

Enclosures

OppenheimerFunds, Inc.
225 Liberty Street
New York, NY10281-1008
www.oppenheimerfunds.com

To:	tnader@astfundsolutions.com;
From:	OppenheimerFunds@proxyonline.com
Date:	January 20, 2015
Subject:	Oppenheimer Global Multi-Alternatives Fund Special Meeting of Shareholders

Dear Shareholder:

We have scheduled a Special Meeting for Shareholders of Oppenheimer Global Multi-Alternatives Fund on March 4, 2015 at 1:00 p.m., Mountain Time at 6803 South Tucson Way, Centennial, Colorado 80112. The Board of Trustees has sent you this Proxy Statement to ask for your vote on the proposals affecting the Fund.

Please take a few moments and login to review the proxy statement and vote your shares. Your vote is extremely important no matter the size of your investment and it is critical to conducting the formal business of the Meeting.

You will need your control number found below to login. Once logged in, you can view and/or download the proxy statement and proxy card and can vote your shares. Please vote your shares before 8:00 p.m. EST. on January 19, 2015 so they can be counted at the scheduled shareholder meeting. For reference you can also logon to www.proxyonline.com

TO VIEW THE PROXY STATEMENT AND VOTE YOUR SHARES CLICK HERE.

YOUR CONTROL NUMBER IS:

(Control Number Here)

If you have any questions please contact your financial advisor or call (866) 796-7172. As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.